Filed pursuant to Rule 433

Registration Statement No.: 333-167832

THE BANK OF NEW YORK MELLON CORPORATION

$600,000,000 FIXED RATE SENIOR NOTES DUE 2016

DECEMBER 2, 2010

ISSUER:	THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES:	SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS:	Aa2/AA-/AA-/AAL (STABLE/STABLE/STABLE/STABLE)

LEGAL FORMAT:	SEC REGISTERED

MATURITY DATE:	JANUARY 15, 2016

TRADE DATE:	DECEMBER 2, 2010

SETTLEMENT DATE:	DECEMBER 9, 2010 (T+5)

COUPON:	2.500% PER ANNUM

COUPON FREQUENCY:	SEMI-ANNUALLY

INTEREST PAYMENT DATES:	INTEREST PAYS SEMI-ANNUALLY ON EACH JANUARY 15 AND JULY 15, COMMENCING July 15, 2011 AND ENDING ON MATURITY DATE AS DESCRIBED IN THE PROSPECTUS SUPPLEMENT

DAY COUNT:	30/360

PRINCIPAL AMOUNT:	$600,000,000

PRICE TO PUBLIC:	99.970%

PROCEEDS TO ISSUER:	$598,920,000

PRICING BENCHMARK:	UST 1.375% due 11/30/2015

BENCHMARK YIELD:	1.676%

SPREAD TO BENCHMARK:	T+83 BASIS POINTS

RE-OFFER YIELD:	2.506%

REDEMPTION:	NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

DENOMINATIONS:	$1,000 X $1,000

LISTING:	NONE

CUSIP:	06406HBS7

BOOKRUNNERS:	DEUTSCHE BANK SECURITIES INC.
MORGAN STANLEY & CO. INCORPORATED

CO-MANAGERS:	BNY MELLON CAPITAL MARKETS, LLC
BLAYLOCK ROBERT VAN, LLC
JEFFERIES & COMPANY, INC.
RBS SECURITIES INC.
U.S. BANCORP INVESTMENTS, INC.
THE WILLIAMS CAPITAL GROUP, L.P.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at

1-800-503-4611 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

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